Exhibit 99.2

news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Larry Pinkston
President & Chief Executive Officer
(918) 493-7700

For Immediate Release…
October 23, 2008

UNIT CORPORATION ANNOUNCES ELECTION OF DIRECTOR

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its Board of Directors (the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, elected Mr. Steven B. Hildebrand to serve as a class III director of the Company and as a member of the Audit Committee, for a term expiring in 2011.  The Board also designated Mr. Hildebrand as an Audit Committee financial expert.  Mr. Hildebrand retired in March 2008 from a twenty-one year tenure at Dollar Thrifty Automotive Group (NYSE: DTG), where he spent his last ten years as Executive Vice President and Chief Financial Officer.  Before joining Dollar Thrifty, Mr. Hildebrand served in several positions for Franklin Supply Company from 1980 to 1987, including Controller and Vice President of Finance.  From 1976 to 1980, Mr. Hildebrand was an Audit Supervisor for the public accounting firm Coopers & Lybrand.  Mr. Hildebrand is filling the vacancy left on the Board due to the recent passing of Mr. Don Cook.

Larry Pinkston, Unit’s President & Chief Executive Officer, said:  “Mr. Hildebrand’s experience and expertise will be a significant asset to Unit.  We are pleased that he has joined our Board and look forward to his contributions to the Company.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.